UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2013

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2013, the Board of Directors of Cardiovascular Systems, Inc. (the “Company”), based upon the recommendation of its Human Resources and Compensation Committee (the “Committee”), adopted the Cardiovascular Systems, Inc. Deferred Compensation Plan (the “Plan”) to provide benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. The Committee is authorized and directed to administer the Plan and the individuals initially eligible to participate in the Plan include:

•	David Martin, President and CEO

•	Jim Flaherty, Chief Administrative Officer

•	Larry Betterley, Chief Financial Officer

•	Robert Thatcher, Chief Healthcare Policy Officer

•	Kevin Kenny, Executive Vice President of Sales and Marketing

•	Paul Koehn, Senior Vice President of Quality and Operations

•	Kevin Burke, Vice President of Market Development

•	Jim Breidenstein, Vice President of Sales

•	David Veino, Vice President of Marketing

•	Michael Yang, Vice President of Science and Research

•	Laura Gillund, Vice President of Human Resources and Professional Development

In addition, any employee of the Company that is subsequently hired as a Vice President or promoted to the position of Vice President shall become eligible to participate in the Plan.

Under the Plan participants may elect to defer up to 100% of their base salary (after 401(k), payroll tax and other deductions), performance bonus and discretionary bonus and elect to receive the deferred compensation at a fixed future date of participant’s choosing. Participants may also elect to receive the deferred compensation in equal annual or monthly installments over a period of years designated by participant not exceeding 15 years, commencing at a fixed future date of participant’s choosing. If the participant does not specify a fixed date, payment shall be made (or installment payments shall commence) upon a participant’s termination from employment, excluding death or disability. If a participant dies or becomes disabled before the date on which payment was otherwise elected to be made or to commence, the Company shall pay the balance of the deferred compensation in a lump sum to the participant, or in the case of the participant’s death, to such participant’s beneficiary.

For deferrals of base salary, participants must make their elections by the end of the calendar year which precedes the calendar year within which the base salary will be earned. For deferrals of performance bonus, subject to certain exceptions, participants must make their elections by the end of the calendar year prior to the year in which the performance bonus is earned. For deferrals of discretionary bonus, participants must make their elections by the end of the calendar year preceding the fiscal year in which the performance period commences.

Each participant may, at the time of his or her deferral election, choose to allocate the deferred compensation into certain categories of hypothetical investments as determined by the Committee. The Committee initially plans to offer two alternatives, the first with a fixed income and the second with a return equal to that of the Standard & Poor’s 500 stock index. The amount payable to each participant under the Plan shall change in value based upon the hypothetical investment selected by that participant.

Each participant, in connection with his or her commencement of participation in the Plan, is required to irrevocably elect whether to (i) accelerate the payment of his or her deferred compensation in the event of a change in control of the Company or (ii) have his or her deferred compensation remain in the Plan and paid pursuant to the terms and conditions of the Plan in the event of a change in control.

In the event of an unforeseen emergency, participants may apply to accelerate payment of the deferred compensation to the extent reasonably needed to satisfy the financial hardship resulting from the emergency.

The accounts established for participants in the Plan shall be unfunded and the right of any participant to receive a distribution under the Plan shall be an unsecured claim against the general assets of the Company. No participant in the Plan shall have any rights in or against any specific assets, fund, trust or account of the Company.

The foregoing description of the terms of the Plan is qualified in its entirety by the full text of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Cardiovascular Systems, Inc. Deferred Compensation Plan

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2013

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ James Flaherty
James Flaherty
Chief Administrative Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Cardiovascular Systems, Inc. Deferred Compensation Plan